Exhibit 99.1

News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Keith Price
330-796-1863
ANALYST CONTACT:	Pat Stobb
330-796-6704
FOR IMMEDIATE RELEASE

Goodyear Reports Fourth Quarter, Full Year Results for 2010
•	Fourth quarter 2010 sales up 14% from last year, increases in all 4 business units

•	Record price/mix drives fourth quarter revenue per tire up 12% over last year

•	Asia Pacific, Latin America regions achieve record sales for quarter, year

•	North American Tire improvement continues, profitable for quarter, year

•	2010 cost savings of more than $460 million, on track to achieve 3-year target

•	North America plant closure achieves targeted reduction in high-cost capacity
     AKRON, Ohio, February 10, 2011 — The Goodyear Tire & Rubber Company today reported fourth quarter and full-year 2010 results with quarterly segment operating income of $224 million driving full-year segment operating income of more than $900 million.
     “I’m very pleased with Goodyear’s performance in the fourth quarter and the full year of 2010. Our operating results reflect significant recovery, with improvement across all of our businesses versus last year despite escalating raw material costs,” said Richard J. Kramer, chairman and chief executive officer.
     “The percentage of new products in our overall lineup is the highest ever and is driving record revenue per tire increases and continued success in targeted markets,” he added.
     “Our selective approach to the business continues to present strong profit growth opportunities. Goodyear’s leading brands and technology offer customers in targeted segments with an outstanding value proposition,” Kramer said.
     “We also remain firmly committed to improving our competitiveness and, as a result, have announced plans to close our Union City, Tenn. plant.”
     Goodyear’s fourth quarter 2010 sales were $5.1 billion, up 14 percent from the 2009 quarter. Tire unit volumes totaled 45 million, up 4 percent from 2009.
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     Fourth quarter sales reflect the $130 million impact of the increase in volume. Sales benefited from record price/mix improvements, which drove revenue per tire, excluding the impact of foreign currency translation, up 12 percent over the 2009 quarter. Sales were also impacted positively by a $159 million increase in sales in other tire-related businesses, primarily third-party chemical sales in North America. Unfavorable foreign currency translation reduced sales by $111 million.
     The company had segment operating income of $224 million in the fourth quarter of 2010, down $25 million from the year-ago quarter. Segment operating income reflected improved price/mix of $315 million and the benefits of higher volume, offset by $430 million in higher raw material costs ($397 million net of raw material cost reduction actions). Unfavorable foreign currency translation reduced segment operating income by $17 million. Actions to reduce costs provided a $119 million benefit.
     The 2010 fourth quarter included total charges of $213 million (87 cents per share) due to rationalizations, asset write-offs and accelerated depreciation, $20 million (8 cents per share) related to the elimination of the subsidized essential goods exchange rate in Venezuela, and a charge of $18 million (7 cents per share) related to a claim regarding the use of value-added tax credits in prior periods; and gains of $31 million (13 cents per share) on asset sales, primarily in Asia, and $22 million (9 cents per share) related to net tax benefits primarily due to tax law changes in the U.S. and other countries. All amounts are after taxes and minority interest.
     Goodyear’s fourth quarter 2010 net loss was $177 million (73 cents per share), compared with net income of $107 million (44 cents per share) in the 2009 quarter. All per share amounts are diluted.
     See the table at the end of this release for a list of significant items impacting the 2010 and 2009 quarters.
Full-Year Results
     Goodyear’s annual sales for 2010 were $18.8 billion, up 16 percent from $16.3 billion in the 2009 period. Sales reflect the $1 billion impact of an 8 percent improvement in tire unit volume as well as a $582 million increase in sales in other tire-related businesses, primarily third-party chemical sales by North American Tire. Sales also reflect price/mix improvements and unfavorable currency translation. Revenue per tire, excluding the impact of foreign currency translation, increased 6 percent over 2009.
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     The company’s 2010 segment operating income of $917 million is up from $372 million in 2009 reflecting improved profitability in all four of the company’s business units. Compared to the prior year, 2010 segment operating income reflects higher sales, actions that reduced costs by $467 million and a significant recovery in under-absorbed fixed costs. These improvements more than offset higher marketing costs in support of the company’s brands and emerging market growth, wage inflation and foreign currency translation.
     Compared to 2009, improved price/mix of $689 million offset $685 million in higher raw material costs ($549 million net of raw material cost reduction actions).
     Goodyear’s 2010 net loss of $216 million (89 cents per share) compares to a net loss of $375 million ($1.55 per share) in 2009. All per share amounts are diluted.
Business Segment Results
     See the note at the end of this release for further explanation and a segment operating income reconciliation table.
North American Tire

	Fourth Quarter		Twelve Months
(in millions)	2010	2009	2010	2009
Tire Units	16.9	16.9	66.7	62.7
Sales	$2,201	$1,884	$8,205	$6,977
Segment Operating Income (Loss)	11	(27)	18	(305)
Segment Operating Margin	0.5%	(1.4)%	0.2%	(4.4)%
     North American Tire’s fourth quarter 2010 sales increased 17 percent from last year to $2.2 billion. Sales reflect improved price/mix, which drove a 12 percent increase in revenue per tire, excluding the impact of foreign currency translation, compared to 2009’s fourth quarter. Original equipment unit volume decreased 4 percent. Replacement tire shipments were up slightly. Sales were positively impacted by $167 million from higher sales in other tire-related businesses, primarily third-party chemical sales.
     Fourth quarter 2010 segment operating income of $11 million was a $38 million improvement over the prior year. The 2010 quarter benefited from improved price/mix of $114 million, as well as increased production levels, decreased workers’ compensation and pension expenses and actions to reduce costs. These improvements were partially offset by $162 million of higher raw material costs.
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Europe, Middle East and Africa Tire

	Fourth Quarter		Twelve Months
(in millions)	2010	2009	2010	2009
Tire Units	17.7	16.2	72.0	66.0
Sales	$1,727	$1,559	$6,407	$5,801
Segment Operating Income	60	125	319	166
Segment Operating Margin	3.5%	8.0%	5.0%	2.9%
     Europe, Middle East and Africa Tire’s fourth quarter sales increased 11 percent from last year to $1.7 billion. Sales reflect a 9 percent increase in tire unit volume and strong price/mix performance. Original equipment unit volume increased 11 percent. Replacement tire shipments were up 9 percent. Fourth quarter revenue per tire, excluding the impact of foreign currency translation, increased 11 percent in 2010 compared to 2009. Unfavorable foreign currency translation reduced sales by $122 million.
     Fourth quarter 2010 segment operating income of $60 million was $65 million below the prior year. The 2010 quarter was positively impacted by improved price/mix of $85 million, higher volume, increased production levels and actions to reduce costs. Raw material costs increased $158 million over last year. Unfavorable foreign currency translation reduced segment operating income by $11 million.
Latin American Tire

	Fourth Quarter		Twelve Months
(in millions)	2010	2009	2010	2009
Tire Units	5.2	5.3	20.7	19.1
Sales	$582	$508	$2,158	$1,814
Segment Operating Income	93	81	330	301
Segment Operating Margin	16.0%	15.9%	15.3%	16.6%
     Latin American Tire’s fourth quarter sales increased 15 percent from last year to $582 million and were the highest ever achieved in any quarter. Sales reflect a 1 percent decrease in tire unit volume and strong price/mix performance. Original equipment unit volume increased 2 percent. Replacement tire shipments were down 2 percent. Unfavorable foreign currency translation reduced sales by $26 million, driven by the currency devaluation in Venezuela.
     Fourth quarter segment operating income of $93 million was $12 million higher than in 2009 and a fourth quarter record. Segment operating income reflects strong volume and price/mix in Brazil and other markets outside of Venezuela. Price/mix improvements of $78 million more than offset $32 million in raw material cost increases. Earnings in Venezuela were approximately equal to year-ago levels.
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Asia Pacific Tire

	Fourth Quarter		Twelve Months
(in millions)	2010	2009	2010	2009
Tire Units	5.5	5.2	21.4	19.2
Sales	$562	$486	$2,062	$1,709
Segment Operating Income	60	70	250	210
Segment Operating Margin	10.7%	14.4%	12.1%	12.3%
     Asia Pacific Tire’s fourth quarter sales increased 16 percent from last year to $562 million, which were the highest ever achieved in any quarter. Sales reflect a 5 percent increase in tire unit volume. Original equipment unit volume increased 12 percent. Replacement tire shipments were up 1 percent. Fourth quarter revenue per tire, excluding the impact of foreign currency translation, increased 6 percent in 2010 compared to 2009. Favorable foreign currency translation increased sales by $32 million.
     Fourth quarter segment operating income of $60 million was $10 million lower than last year. The 2010 quarter was positively impacted by improved price/mix of $38 million and higher volume. Raw material costs increased $45 million over last year. Favorable foreign currency translation increased segment operating income by $5 million. Costs related to the planned start up of a new factory in China negatively impacted segment operating income by $5 million.
Tennessee Plant Closure
     Goodyear today announced plans to close its Union City, Tenn., tire manufacturing facility by the end of 2011 as part of its strategy to reduce high-cost manufacturing capacity globally and provide cost effective high-value-added products that the market is demanding while continuing to make high quality products for its customers.
     “While we are committed to manufacturing in North America, all of our plants must be cost competitive and be able to demonstrate sustainable world-class productivity. That is not the case with this plant, and as a result, the market has moved beyond what the factory is able to build,” said Kramer.
     This closure, when complete, will eliminate approximately 12 million units of available capacity and is the final action in plans announced in 2009 to eliminate 15 million to 25 million units of high-cost capacity globally. This action is expected to provide annual cost savings of approximately $80 million. The Union City plant currently employs approximately 1,900 associates.
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     Goodyear’s fourth quarter 2010 after-tax restructuring charge related to this action was approximately $160 million. Total after-tax restructuring, accelerated depreciation and asset write-off charges for this action are estimated to be approximately $270 million, of which approximately $140 million will be cash charges.
2011 Outlook
     Goodyear expects the global tire industry to continue to grow in 2011, with volume expansion across all regions and major segments.
     In North America, the consumer replacement industry is expected to grow between 1 percent and 3 percent, consumer original equipment between 5 percent and 10 percent, commercial replacement between 3 percent and 8 percent and commercial original equipment between 20 percent and 30 percent.
     In Europe, the consumer replacement industry is expected to grow between 1 percent and 3 percent, consumer original equipment 0 percent to 5 percent, commercial replacement between 5 percent and 10 percent and commercial original equipment between 30 percent and 40 percent.
     Goodyear anticipates its raw material costs in the first quarter of 2011 will increase 25 percent to 30 percent compared with the prior-year quarter.
     “We carry significant momentum into 2011 and expect industry growth in our targeted segments will drive a 3 percent to 5 percent increase in Goodyear’s unit volume,” said Kramer. “Additionally, we will maintain our focus on price/mix and expect continued benefits related to cost performance and unabsorbed fixed cost recovery.”
Conference Call
     Goodyear will hold an investor conference call at 10:30 a.m. today to discuss 2010 results and its outlook for 2011. Approximately 45 minutes prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations Web site: http://investor.goodyear.com.
     Participating in the conference call will be Richard J. Kramer, chairman and chief executive officer, and Darren R. Wells, executive vice president and chief financial officer.
     Investors, members of the media and other interested persons may access the conference call on the Web site or via telephone by calling (706) 643-2869 before 10:25 a.m. A taped replay will be available later by calling (706) 645-9291 (Conference ID: 42038237). The replay will also remain available on the Web site.
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     Goodyear is one of the world’s largest tire companies. It employs approximately 72,000 people and manufactures its products in 56 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com.
     Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; increases in the prices paid for raw materials and energy; pension plan funding obligations; actions and initiatives taken by both current and potential competitors; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; a labor strike, work stoppage or other similar event; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
(financial statements follow)

The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Statement of Operations

	Three Months		Twelve Months
	Ended		Ended
	December 31,		December 31,
(In millions, except per share amounts)	2010	2009	2010	2009
	(Unaudited)

NET SALES	$5,072	$4,437	$18,832	$16,301

Cost of Goods Sold	4,190	3,581	15,452	13,676
Selling, Administrative and General Expense	715	640	2,630	2,404
Rationalizations	224	20	240	227
Interest Expense	75	83	316	311
Other Expense	13	(26)	186	40

(Loss) Income before Income Taxes	(145)	139	8	(357)
United States and Foreign Taxes	21	4	172	7

Net (Loss) Income	(166)	135	(164)	(364)
Less: Minority Shareholders Net Income	11	28	52	11

Goodyear Net (Loss) Income	$(177)	$107	$(216)	$(375)

Goodyear Net (Loss) Income — Per Share

Basic	$(0.73)	$0.44	$(0.89)	$(1.55)

Weighted Average Shares Outstanding	242	242	242	241

Diluted	$(0.73)	$0.44	$(0.89)	$(1.55)

Weighted Average Shares Outstanding	242	245	242	241
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The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Balance Sheets

	December 31,	December 31,
(In millions)	2010	2009
Assets:
Current Assets:
Cash and Cash Equivalents	$2,005	$1,922
Accounts Receivable, less Allowance — $106 ($110 in 2009)	2,736	2,540
Inventories:
Raw Materials	706	483
Work in Process	168	138
Finished Products	2,103	1,822

	2,977	2,443

Prepaid Expenses and Other Current Assets	327	320

Total Current Assets	8,045	7,225
Goodwill	683	706
Intangible Assets	161	164
Deferred Income Taxes	58	43
Other Assets	518	429
Property, Plant and Equipment
less Accumulated Depreciation — $8,807 ($8,626 in 2009)	6,165	5,843

Total Assets	$15,630	$14,410

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$3,107	$2,278
Compensation and Benefits	756	635
Other Current Liabilities	1,018	844
Notes Payable and Overdrafts	238	224
Long Term Debt and Capital Leases due Within One Year	188	114

Total Current Liabilities	5,307	4,095
Long Term Debt and Capital Leases	4,319	4,182
Compensation and Benefits	3,415	3,526
Deferred and Other Noncurrent Income Taxes	242	235
Other Long Term Liabilities	842	793

Total Liabilities	14,125	12,831

Commitments and Contingent Liabilities

Minority Shareholders’ Equity	584	593

Shareholders’ Equity:
Goodyear Shareholders’ Equity:
Preferred Stock, no par value:
Authorized, 50 shares, unissued	—	—
Common Stock, no par value:
Authorized, 450 shares, Outstanding shares — 243 (242 in 2009) after deducting 8 treasury shares (9 in 2009)	243	242
Capital Surplus	2,805	2,783
Retained Earnings	866	1,082
Accumulated Other Comprehensive Loss	(3,270)	(3,372)

Goodyear Shareholders’ Equity	644	735
Minority Shareholders’ Equity — Nonredeemable	277	251

Total Shareholders’ Equity	921	986

Total Liabilities and Shareholders’ Equity	$15,630	$14,410

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Non-GAAP Financial Measures
     This earnings release presents total segment operating income, which is an important financial measure for the company but is not a financial measure defined by U.S. GAAP.
     Total segment operating income is the sum of the individual strategic business units’ segment operating income as determined in accordance with U.S. GAAP. Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. See the table below for the reconciliation of total segment operating income.
Total Segment Operating Income Reconciliation Table

	Three Months
	Ended		Twelve Months
	December 31,		Ended
	(unaudited)		December 31,
(In millions)	2010	2009	2010	2009
Segment Operating Income	$224	$249	$917	$372
Rationalizations	(224)	(20)	(240)	(227)
Interest expense	(75)	(83)	(316)	(311)
Other (expense) income	(13)	26	(186)	(40)
Asset write-offs and accelerated depreciation	(2)	(3)	(15)	(43)
Corporate incentive compensation plans	(26)	(12)	(71)	(41)
Intercompany profit elimination	(9)	—	(14)	(13)
Other	(20)	(18)	(67)	(54)

(Loss) Income before Income Taxes	$(145)	$139	$8	$(357)

Fourth Quarter Significant Items (after tax and minority interest)
2010
•	Rationalizations, asset write-offs and accelerated depreciation, $213 million (87 cents per share).

•	Loss related to the elimination of the subsidized essential goods exchange rate in Venezuela, $20 million (8 cents per share).

•	Charge related to a claim regarding the use of value-added tax credits in prior periods, $18 million (7 cents per share).

•	Net gains on asset sales, primarily in Asia, $31 million (13 cents per share).

•	Net tax benefits primarily due to tax law changes in the U.S. and other countries, $22 million (9 cents per share).
2009
•	Rationalizations, asset write-offs and accelerated depreciation, $20 million (8 cents per share).

•	Expenses related to a legal reserve for a closed facility, $4 million (2 cents per share).

•	Net tax benefits related to employee benefit plans, $64 million (26 cents per share).

•	Net tax benefits primarily related to the release of a valuation allowance in Australia, $21 million (8 cents per share).

•	Gain on insurance proceeds from the settlement of a claim related to a 2007 fire in Thailand, $13 million (5 cents per share).

•	Net gain on asset sales, $2 million (1 cent per share).
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